Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

Conference Call:	Today, February 6, 2014 at 10:00 a.m. ET
Dial-in number:	212/231-2906
Webcast:	www.pngaming.com
Replay information provided below

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FOURTH QUARTER REVENUE

OF $644.7 MILLION AND ADJUSTED EBITDA OF $80.8 MILLION, INCLUSIVE OF $69.5 MILLION OF RENT EXPENSE

- Fourth Quarter Results Reflect $1.06 Billion of Non-Cash Impairment Charges,

$61.7 Million of Debt Extinguishment Charges and $14.1 Million of

Transaction Costs Associated with the Spin-Off -

- Establishes 2014 First Quarter and Full Year Guidance -

Wyomissing, PA (February 6, 2014) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming” or the “Company”) today reported fourth quarter operating results for the three months ended December 31, 2013, as summarized below:

On November 1, 2013, the Company completed the tax-free spin-off to its shareholders of Gaming and Leisure Properties, Inc. (“GLPI”).  As a result, GLPI is now a separate, publicly traded company which owns the real estate associated with 19 Penn National Gaming casino facilities, including two facilities currently under development in Dayton and Austintown, Ohio and leases (or expects to lease with respect to Dayton and Austintown) these facilities to the Company.  In addition, two other gaming facilities, which were formerly owned by Penn National Gaming, Hollywood Casino Perryville and Hollywood Casino Baton Rouge, are now owned and operated exclusively by subsidiaries of GLPI.  GLPI also has funding commitments with respect to certain Penn National Gaming development projects.  Reflecting the spin-off, Penn National Gaming began paying rent to GLPI effective November 1, 2013, and the Company’s financial results for the fourth quarter of 2013 include the operation of Hollywood Casino Perryville and Hollywood Casino Baton Rouge from October 1, 2013 through October 31, 2013.  As a result, these two properties’ net revenues and adjusted EBITDA contributions declined to $12.5 million and $3.0 million for the fourth quarter of 2013, respectively, compared to $37.7 million and $7.9 million for the corresponding period in the prior year, respectively.

In connection with the spin-off, in the quarter ended December 31, 2013, Penn National Gaming incurred a total of $1.06 billion of non-cash goodwill and other intangible assets impairment charges related to many of its properties and $14.1 million of spin-off related expenses, which were approximately $11.7 million higher than the transaction costs incurred in the comparable prior year period.  Concurrent with the completion of the spin-off, the Company entered into a new senior secured credit facility which consists of a five-year $500 million revolver, a five-year $500 million Term Loan A facility and a seven-year $250 million Term Loan B facility.  Penn National Gaming also completed a $300 million 5.875% senior unsecured notes offering that matures on November 1, 2021.  The Company used the proceeds of the new senior secured credit facility, the new 5.875% senior unsecured notes, and cash on hand to repay its previous long-term debt obligations, to pay related fees, and for working capital purposes.  In the three months ended December 31, 2013, Penn National Gaming recorded debt extinguishment charges of $61.7 million in connection with the repayments of its previous indebtedness.

Financial results for the fourth quarter of 2012 include the operation of Hollywood Casino Columbus commencing on October 8, 2012 and the acquisition of Hollywood Casino St. Louis, effective November 2, 2012.  Additionally, during the fourth quarter of 2012, the Company incurred $26.0 million of corporate expense related to lobbying efforts in Maryland and a $6.4 million legal accrual for litigation in Kansas.

Summary of Fourth Quarter and Full Year Results

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2013 Actual	2012 Actual	2013 Actual	2012 Actual
Net revenues	$644.7	$743.8	$2,918.8	$2,899.5
Adjusted EBITDAR (1)	150.3	152.3	764.5	711.4
Rent Expense related to Master Lease	(69.5)	—	(69.5)	—
Adjusted EBITDA (2)	80.8	152.3	695.0	711.4
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt and other expenses	(969.5)	(132.1)	(1,489.3)	(499.4)
Net (loss) income	$(888.7)	$20.2	$(794.3)	$212.0

Diluted (loss) earnings per common share (3)	$(11.40)	$0.19	$(10.17)	$2.04

(1)         Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease with GLPI.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         Since the Company reported a loss from operations for the three and twelve months ended December 31, 2013, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share.

Review of Fourth Quarter 2013 Results

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “The fourth quarter marked the completion of the Company’s spin-off of GLPI, a transaction which unlocked significant value for our shareholders.  Post spin-off, Penn National Gaming remains an industry leader, operating a highly diversified portfolio of new and well-maintained regional gaming facilities.  With our pipeline of expansion and development projects, which are expected to deliver strong returns on invested capital, our solid balance sheet, and the Company’s proven management team, we have a solid foundation on which to create value for our shareholders.  We believe our development pipeline and recently completed new facility developments and property upgrades also provide Penn National Gaming with unique growth opportunities amongst our peer group.

“Consolidated fourth quarter financial results reflect spin-off transaction costs and impairment charges, as well as the commencement of rent payments and the contribution of the Perryville, Maryland and Baton Rouge, Louisiana facilities to GLPI.  Our operating results also reflect a continuation of the soft regional gaming revenue trends that the industry experienced throughout 2013, which were exacerbated by adverse weather conditions in December.

“Throughout 2013, customer visitation and spending levels from our rated customers remained largely consistent with recent trends.  However, we continued to see macro-economic conditions impacting those customers spending less than $100 per visit.  In this environment, we continue to aggressively address operating efficiencies while maintaining a disciplined approach to spending on marketing and promotional activities.  This focus is evidenced in the fourth quarter property level EBITDAR margins for all three of our regions, which rose to 29.5% from 29.0% in the comparable 2012 period.  We remain focused on expanding the EBITDAR contributions from all facilities as we rationalize operating costs, fine tune the slot floor and table game mix, build our customer databases at newly opened facilities, improve marketing efforts and adjust food, beverage and entertainment offerings.

“Penn National Gaming has the leadership depth for the current environment and planned future expansions.  We continue to emphasize the attraction, development and retention of premier, results-oriented management talent as this is perhaps our most important asset.  Reflecting this focus, in late 2013 Saul V. Reibstein, who possesses over 35 years of public accounting experience, extensive gaming industry knowledge and experience with Penn National Gaming, joined the Company as Chief Financial Officer.  In January 2014, Jay Snowden was elected Chief Operating Officer.  Jay has served as one of our Senior Vice Presidents of Regional Operations since October 2011, and has deep and proven gaming industry experience in regional and destination markets.  At the same time, B. J. Fair joined Penn National Gaming as Senior Vice President, Chief Development Officer with responsibility for corporate growth and development initiatives as well as project development.  B. J. brings 30 years of relevant real estate and resort operation experience to his new role, including senior management positions at leading consumer entertainment entities with large scale development projects.  Effective February 1, 2014, Carl Sottosanti was promoted to serve as Senior Vice President and General Counsel. Carl has been the Company’s Vice President and Deputy General Counsel since 2003 and has been instrumental in significant corporate legal matters including development opportunities, mergers and acquisitions, commercial transactions, corporate governance and labor and employment issues and brings 25 years of legal and business experience to his new position.  We are confident of the team we have assembled here to lead our future.”

“In addition to completing the spin-off, during the quarter Penn National Gaming made continued progress on its slate of expansion and development projects, many of which we anticipate will generate solid returns on invested capital while further diversifying our operating base.  Our Hollywood Casino St. Louis property experienced construction disruptions throughout 2013, but the facility’s upgrade and re-branding was completed on budget in December.  With the freshest property and amenity offerings in a large metropolitan market, we believe Hollywood Casino St. Louis is extremely well positioned to build revenue share and expand its EBITDAR contributions to Penn National Gaming in 2014.

“Construction on our Dayton and Austintown, Ohio video lottery terminal facilities also continues on time and on budget and we expect both facilities to open in the fall of 2014.  With our long-term record of developing successful integrated racing and gaming facilities, we look forward to the contributions from these operations later this year.

“Construction of a new, $26 million, 154 room hotel at Penn National Gaming’s Zia Park Casino (another of our integrated racing and gaming facilities) is expected to open late in 2014.  We believe the addition of a lodging offering will allow Zia Park Casino to leverage the strength of the economy of the west Texas feeder markets while delivering attractive returns on invested capital by providing an amenity to our customers that will allow extended play time.  We also expect the new hotel to position the property as more of a destination location, enabling us to build relationships with key customers from eastern New Mexico and western Texas.

“Last month, we announced that construction activity has commenced on the $360 million Hollywood Casino-branded casino on the Jamul Indian Village’s land in trust, which is located approximately 20 miles east of downtown San Diego, directly off of State Route 94.  Hollywood Casino Jamul -San Diego, which would be the closest casino to downtown San Diego, is expected to open in early 2016 and will include a three-story gaming and entertainment facility of approximately 200,000 square feet, over 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges and an enclosed below grade parking structure with over 1,900 spaces.  The Jamul tribe has completed a comprehensive and rigorous environmental review and the design incorporates the input of the local community such that the project will blend seamlessly into the region.  In addition, reflecting our work with the California Department of Transportation and others who participated in the process, we have made arrangements to complete the excavation and construction in a manner sensitive to local interests to minimize any potential impact on the community.  The project will create approximately 2,500 much needed construction and permanent jobs in the region and will allow the Jamul Indian Village of California to realize its vision to become economically self-sufficient while positioning Penn National Gaming with an important new management agreement, a licensing fee related to the use of the Hollywood Casino brand, and strong expected returns on the capital we are loaning for the facility’s construction.

“Later this month, we expect a decision from the Massachusetts Gaming Commission regarding our application for the state’s sole Category 2 gaming license.  As the largest owner of both regional gaming and pari-mutuel racing facilities in the country, Penn National Gaming has established a strong track record of developing racing facilities into successful racing and gaming entertainment operations.  Our proposed $225 million Plainridge Park Casino in Plainville, Massachusetts, will feature a fully-integrated 106,000 square foot racing and gaming facility with live harness racing and simulcasting, a 44,260 square foot gaming floor with 1,250 slot machines, a high-end casual dining restaurant, the first-ever Doug Flutie Sports Pub, a four-venue food court, multi-purpose banquet room, entertainment lounge and casino bar, 1,620 structured and surface parking spaces, 26,000 square foot grandstand with box and reserved seats, and 13,000 square foot clubhouse with box seats. The project is expected to create 1,000 construction related jobs and employ over 500 people, more than 90% of whom will be hired from the local area and most of whom will be represented by local unions.  If selected, Penn National Gaming will preserve harness racing in Massachusetts.  To that end, we recently began operating the track with a 100 card race schedule planned for 2014.  We look forward to the Massachusetts Gaming Commission’s decision later this month and believe we are the best suited among the three competitors for the license to maximize revenue to the state on a near- and long-term basis.  In this regard, if selected, and at the Gaming Commission’s discretion, Penn National Gaming is prepared to open a temporary facility as early as the third quarter of this year with the permanent facility opening planned for the first half of 2015.

“Finally, in Pennsylvania, we have a proposal being considered by the Pennsylvania Gaming Control Board for a new gaming and entertainment destination in Philadelphia, where we are one of five applicants.  We are also working on the development of an integrated racing and gaming facility in Lawrence County, near Pittsburgh (the last of the Category 1 sites in Pennsylvania).  A decision on the Philadelphia proposal is expected in the second quarter of 2014. If selected, GLPI is committed to provide funding for certain parts of both of these projects.

“As a gaming facilities operator, manager and developer, Penn National Gaming will continue to seek to optimize operating efficiencies to generate appropriate property level margins while pursuing new growth opportunities that leverage the Company’s proven development and management skills.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

				Amount
				Expended
	New	Planned		through	Expected
	Gaming	Total		December 31,	Opening
Project/Scope	Positions	Budget		2013	Date
		(in millions)
Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$50.4	Completed in late December 2013
Zia Park Casino (NM) - Addition of 154 room, five story hotel which will include six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking.		$26		$4.0	Fourth quarter of 2014
Mahoning Valley Race Track (OH) - Construction began in May 2013 at Austintown’s Centrepointe Business Park, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	850	$161	(1) (2)	$0.6	Fall 2014
Dayton Raceway (OH) - Construction began in May 2013 at the site of an abandoned Delphi Automotive plant, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$165	(1) (2)	$0.7	Fall 2014

(1) Includes a relocation fee of $75 million based on the present value of the contractual obligation which is $7.5 million upon opening, with 18 additional semi-annual payments of $4.8 million beginning one year after opening. We anticipate the license fee will be paid as follows: 1) $10 million in the second quarter, 2) $15 million upon opening and 3) $25 million on the one year anniversary of the commencement of gaming.

(2) GLPI is responsible for construction related real estate costs associated with these projects which are not included in the budgeted figures above.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2014 first quarter and full year, based on the following assumptions:

•                  Horseshoe Baltimore opens in early September 2014, impacting Hollywood Casino at Charles Town Races;

•                  A full year of Miami Valley Gaming in Lebanon, Ohio impacting Hollywood Casino Lawrenceburg and Hollywood Casino Columbus;

•                  Belterra Park in Cincinnati opens in early May 2014, impacting Hollywood Casino Lawrenceburg;

•                  Hollywood at Dayton Raceway opens in the fall of 2014, impacting Hollywood Casino Columbus;

•                  Hollywood at Mahoning Valley Race Track opens in the fall of 2014;

•                  A full year of operations from the Company’s Argosy Casino Sioux City facility;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year rent expense of $421.6 million, with $103.2 million in the first quarter of 2014;

•                  Full year corporate overhead expenses include $12.1 million of dividend payments to Penn National Gaming employees who hold GLPI stock options as a result of the spin-off;

•                  Full year pre-opening expenses of $7.1 million, with $0.5 million in the first quarter of 2014;

•                  Depreciation and amortization charges in 2014 of $182.4 million, with $50.1 million in the first quarter of 2014;

•                  Estimated non-cash stock compensation expenses of $13.3 million for 2014, with $3.2 million in the first quarter of 2014;

•                  LIBOR is based on the forward yield curve;

•                  A blended income tax rate of approximately 39% for 2014;

•                  A diluted share count of approximately 90.6 million shares for the full year 2014; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2014 Guidance	2013 Actual	2014 Guidance	2013 Actual
Net revenues	$640.4	$798.2	$2,625.4	$2,918.8
Adjusted EBITDAR (1)	174.7	220.7	701.9	764.5
Rent Expense	(103.2)	—	(421.6)	(69.5)
Adjusted EBITDA (2)	71.5	220.7	280.3	695.0
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(67.2)	(155.4)	(258.4)	(1,489.3)
Net income (loss)	$4.3	$65.3	$21.9	$(794.3)

Diluted earnings (loss) per common share	$0.05	$0.63	$0.24	$(10.17)

(1)         Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease with GLPI.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012
Midwest (1)	$231,567	$279,091	$77,013	$88,987
East/West (2)	258,017	301,737	70,463	84,408
Southern Plains (3)	149,185	155,517	40,988	40,354
Other (4)	5,933	7,466	(38,183)	(61,446)
Total	$644,702	$743,811	$150,281	$152,303

	NET REVENUES		ADJUSTED EBITDAR
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Midwest (1)	$1,021,069	$949,464	$339,715	$298,673
East/West (2)	1,186,951	1,345,621	336,349	379,168
Southern Plains (3)	678,745	571,246	202,812	179,479
Other (4)	31,989	33,134	(114,377)	(145,889)
Total	$2,918,754	$2,899,465	$764,499	$711,431

(1)         Our Midwest segment results for the three and twelve months ended December 31, 2012 included preopening charges of $0.4 million and $20.2 million, respectively.

(2)         Our East/West segment results for the twelve months ended December 31, 2013 included preopening charges of $0.2 million, compared to preopening charges of $0.3 million for the twelve months ended December 31, 2012.  Additionally, results for the year ended December 31, 2013 included spin-off transaction costs of $3.8 million. Current and prior year results have been negatively impacted by the June 2012 opening of a casino in Anne Arundel, Maryland. In addition, results for the three and twelve months ended December 31, 2013 only include results for one month and ten months, respectively, for Hollywood Casino Perryville as it was contributed to GLPI on November 1, 2013.

(3)         Our Southern Plains segment results for the twelve months ended December 31, 2012 included our share of preopening charges at our Kansas Entertainment joint venture which totaled $1.4 million. Additionally, transaction costs associated with the Harrah’s St. Louis acquisition totaled $1.8 million and $3.3 million for the three and twelve months ended December 31, 2012, respectively. In addition, results for the three and twelve months ended December 31, 2013 only include results for one month and ten months, respectively, for Hollywood Casino Baton Rouge as it was contributed to GLPI on November 1, 2013.

(4)         Our Other segment results for the three and twelve months ended December 31, 2013 included corporate overhead costs of $36.9 million and $114.1 million, respectively, compared to corporate overhead costs of $59.1 million and $141.7 million for the three and twelve months ended December 31, 2012, respectively. Corporate overhead costs decreased by $22.2 million for the three months ended December 31, 2013, compared to the corresponding period in the prior year, primarily due to lower lobbying expenses of $26.2 million and a $6.4 million legal accrual for our Cherokee County, Kansas litigation in 2012, both of which were partially offset by higher spin-off transaction costs of $11.7 million. Corporate overhead costs decreased by $27.6 million for the twelve months ended December 31, 2013, compared to the corresponding period in the prior year, primarily due to lower lobbying expenses of $44.4 million and a $6.4 million legal accrual for our Cherokee County, Kansas litigation in 2012, partially offset by higher spin-off transaction costs and development costs of $17.9 million and $6.4 million, respectively. Our results for the three and twelve months ended December 31, 2012 included $26.0 million and $45.1 million, respectively, of lobbying costs related to our opposition to the November 2012 gaming referendum in Maryland.

Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjusted EBITDAR	$150,281	$152,303	$764,499	$711,431
Rent Expense related to Master Lease	(69,502)	—	(69,502)	—
Adjusted EBITDA	$80,779	$152,303	$694,997	$711,431
Gain from unconsolidated affiliates	(1,819)	(258)	(9,657)	(3,804)
Depreciation and amortization	(60,672)	(72,821)	(298,326)	(245,348)
Charge for stock compensation	(4,738)	(6,415)	(22,809)	(28,609)
Impairment losses	(1,060,571)	—	(1,132,417)	—
Insurance recoveries, net of deductible charges	2,392	—	(108)	7,229
(Loss) gain on disposal of assets	(819)	484	(3,652)	1,690
(Loss) income from operations	$(1,045,448)	$73,293	$(771,972)	$442,589
Interest expense	(17,048)	(25,621)	(97,092)	(81,440)
Interest income	413	265	1,387	948
Gain from unconsolidated affiliates	1,819	258	9,657	3,804
Loss on early extinguishment of debt	(61,660)	—	(61,660)	—
Other	1,173	108	3,803	(1,375)
Taxes on income	232,004	(28,064)	121,538	(152,555)
Net (loss) income	$(888,747)	$20,239	$(794,339)	$211,971

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDAR and Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended December 31, 2013

	Midwest	East/West	Southern Plains	Other	Total
(Loss) income from operations	$(807,166)	$37,344	$(183,125)	$(92,501)	$(1,045,448)
Charge for stock compensation	—	—	—	4,738	4,738
Impairment losses	825,645	—	196,496	38,430	1,060,571
Insurance recoveries	—	—	(2,392)	—	(2,392)
Depreciation and amortization	23,402	10,555	15,038	11,677	60,672
Loss (gain) on disposal of assets	646	(234)	402	5	819
Gain (loss) from unconsolidated affiliates (1)	—	—	2,351	(532)	1,819
Adjusted EBITDA	$42,527	$47,665	$28,770	$(38,183)	$80,779
Rent Expense related to Master Lease	34,486	22,798	12,218	—	69,502
Adjusted EBITDAR	$77,013	$70,463	$40,988	$(38,183)	$150,281

Three Months Ended December 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$57,953	$62,927	$23,414	$(71,001)	$73,293
Charge for stock compensation	—	—	—	6,415	6,415
Depreciation and amortization	30,700	22,233	15,780	4,108	72,821
Loss (gain) on disposal of assets	334	(752)	(60)	(6)	(484)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,220	(962)	258
Adjusted EBITDA	$88,987	$84,408	$40,354	$(61,446)	$152,303

Twelve Months Ended December 31, 2013

	Midwest	East/West	Southern Plains	Other	Total
(Loss) income from operations	$(641,951)	$241,822	$(173,706)	$(198,137)	$(771,972)
Charge for stock compensation	—	—	—	22,809	22,809
Impairment losses	825,645	—	268,342	38,430	1,132,417
Insurance deductible charges, net of recoveries	—	—	108	—	108
Depreciation and amortization	120,584	69,493	84,341	23,908	298,326
Loss (gain) on disposal of assets	951	2,236	774	(309)	3,652
Gain (loss) from unconsolidated affiliates (1)	—	—	10,735	(1,078)	9,657
Adjusted EBITDA	$305,229	$313,551	$190,594	$(114,377)	$694,997
Rent Expense related to Master Lease	34,486	22,798	12,218	—	69,502
Adjusted EBITDAR	$339,715	$336,349	$202,812	$(114,377)	$764,499

Twelve Months Ended December 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$206,462	$291,627	$132,153	$(187,653)	$442,589
Charge for stock compensation	—	—	—	28,609	28,609
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	92,689	88,688	49,408	14,563	245,348
Gain on disposal of assets	(478)	(1,147)	(63)	(2)	(1,690)
Gain (loss) from unconsolidated affiliates (1)	—	—	5,210	(1,406)	3,804
Adjusted EBITDA	$298,673	$379,168	$179,479	$(145,889)	$711,431

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.9 million and $11.5 million for the three and twelve months ended December 31, 2013, respectively, compared to $2.8 million and $9.9 million for the three and twelve months ended December 31, 2012, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues
Gaming	$575,638	$665,774	$2,615,169	$2,590,533
Food, beverage and other	105,457	112,239	461,048	438,837
Management service fee	2,777	3,431	13,176	14,835
Revenues	683,872	781,444	3,089,393	3,044,205
Less promotional allowances	(39,170)	(37,633)	(170,639)	(144,740)
Net revenues	644,702	743,811	2,918,754	2,899,465

Operating expenses
Gaming	289,063	344,372	1,318,546	1,342,905
Food, beverage and other	81,699	89,947	345,345	343,611
General and administrative	131,035	163,378	526,482	532,241
Rental expense related to Master Lease	69,502	—	69,502	—
Depreciation and amortization	60,672	72,821	298,326	245,348
Impairment losses	1,060,571	—	1,132,417	—
Insurance recoveries, net of deductible charges	(2,392)	—	108	(7,229)
Total operating expenses	1,690,150	670,518	3,690,726	2,456,876
(Loss) income from operations	(1,045,448)	73,293	(771,972)	442,589

Other income (expenses)
Interest expense	(17,048)	(25,621)	(97,092)	(81,440)
Interest income	413	265	1,387	948
Gain from unconsolidated affiliates	1,819	258	9,657	3,804
Loss on early extinguishment of debt	(61,660)	—	(61,660)	—
Other	1,173	108	3,803	(1,375)
Total other expenses	(75,303)	(24,990)	(143,905)	(78,063)

(Loss) income from operations before income taxes	(1,120,751)	48,303	(915,877)	364,526
Taxes on income	(232,004)	28,064	(121,538)	152,555
Net (loss) income	$(888,747)	$20,239	$(794,339)	$211,971

(Loss) earnings per common share:
Basic (loss) earnings per common share	$(11.40)	$0.21	$(10.17)	$2.24
Diluted (loss) earnings per common share	$(11.40)	$0.19	$(10.17)	$2.04

Weighted-average common shares outstanding:
Basic	77,939	76,787	78,111	76,345
Diluted	77,939	104,470	78,111	103,804

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Other items

(in thousands) (unaudited)

	December 31, 2013	December 31, 2012

Cash	$292,995	$260,467

Bank Debt	$748,777	$2,393,459
Notes	296,681	325,000
Other long term obligations	2,015	12,111
Total Debt (1)	$1,047,473	$2,730,570

(1)         In connection with the spin-off of GLPI, Penn National Gaming entered into a new senior secured credit facility, which consists of a five year $500 million revolver, a five year $500 million Term Loan A facility and a seven year $250 million Term Loan B facility. Penn National Gaming also completed a $300 million 5.875% senior unsecured notes offering that matures on November 1, 2021.  Penn National Gaming used the proceeds of the new senior secured credit facility, the new 5.875% senior unsecured notes, and cash on hand to repay its previous long-term debt obligations, to pay related fees, and for working capital purposes. The Company recorded debt extinguishment charges of $61.7 million in the three months ended December 31, 2013 in connection with the repayments of its previous indebtedness.

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA is used by management as the primary measure of the Company’s operating performance.  We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates.  Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects.  We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations.  These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry.  Gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP.  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties.  However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDAR is adjusted EBITDA excluding rent expense.

A reconciliation of the Company’s adjusted EBITDA and adjusted EBITDAR to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA and adjusted EBITDAR to income (loss)

from operations per GAAP, is included in the accompanying financial schedules.  A reconciliation of each segment’s adjusted EBITDA and adjusted EBITDAR to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA and adjusted EBITDAR is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212-231-2906. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At December 31, 2013, in aggregate, Penn National Gaming’s operated facilities featured approximately 31,100 gaming machines, 790 table games and 2,900 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to implementing our business plan, including favorable resolution of any related litigation; our ability to secure federal, state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise establish and maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project, particular risks associated with the complexity of constructing on a relatively small land parcel, local opposition, the risks involved with sovereign immunity, current and potential future litigation, and pending regulatory and construction related approvals from a variety of state, local and federal agencies; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); with respect to our proposed Massachusetts project, the ultimate location of the various facilities in the state and efforts to repeal enabling legislation; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet based and sweepstakes based); financial, operational, regulatory or other potential challenges of GLPI from whom we lease substantially all of our gaming and racing facilities, and from whom we expect to lease the facilities currently under development in Dayton and Youngstown, Ohio; increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the extensive competition, costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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